CONFIDENTIAL

Code of Ethics & Insider Trading Policy
Guggenheim Investment Management, LLC
March 2011

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TABLE OF CONTENTS

I.	OBJECTIVES OF THE CODE OF ETHICS & INSIDER TRADING POLICY		4
	A	Regulatory Requirement and Compliance with Applicable Law	4
	B	Confidential Information	4
	C	Avoiding Conflicts of Interest	4
	D	Upholding the Spirit of the Code	4
II.	WHO IS SUBJECT TO THE CODE?		5
	A	Employees, Officers and Directors	5
	B	Temporary Employees	6
III.	WHO ADMINISTERS THE CODE?		6
	A	Chief Compliance Officer	6
	B	Financial Tracking Technology, LLC (“FTT”)	7
IV.	FIDUCIARY DUTY TO CLIENTS		7
	A	Avoiding Conflicts	7
	B	Confidentiality and Safeguarding Information	8
	C	Avoiding Front-running	8
V.	REPORTING OF PERSONAL TRADING		8
	A	Which Investment Accounts Do Access Persons Need to Report?	8
	B	Required Initial Holdings Reports and Certifications	9
	C	Required Quarterly Transaction Reports	10
	D	Annual Holdings Reports and Certifications	11
	E	New Investment Accounts	12
VI.	PRE-CLEARANCE FOR PERSONAL TRADING		12
	A	What Trades Must Be Pre-Cleared?	12
	B	What Trades are Not Required to be Pre-Cleared?	12
	C	How Does the Pre-Clearance Process Work?	13
VII.	TRADING RESTRICTIONS		13
	A	For All Trading	13
	B	Excessive Trading in Reportable Accounts	13
	C	Holding Periods	14
VIII.	GIFTS & ENTERTAINMENT		14
	A	No Solicitation	14
	B	Quarterly Reporting Required For Gifts and Entertainment Over De Minimis Value	14
	C	No Cash or Cash Equivalents	14
	D	Exceptions to Reporting	14
IX.	OUTSIDE AFFILIATIONS		14
X.	POLITICAL CONTRIBUTIONS		15
XI.	ANNUAL REVIEW		17

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XII.	RETENTION OF RECORDS		17
XIII.	SANCTIONS		17
XIV.	INTERPRETATIONS AND EXCEPTIONS		17
XV.	INSIDER TRADING POLICY		18
	A	Policy Statement on Insider Trading	18
	B	In General – Inside Information	18
	C	Prohibiting Misuse of Inside Information	19
	D	General Guidelines	19
	E	Maintenance of Restricted List	19
	F	Review of Trading	20
	G	Investigations	20
	H	Procedures for the Adviser’s Policy Against Insider Trading	21

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CODE OF ETHICS & INSIDER TRADING POLICY

I.	OBJECTIVES OF THE CODE OF ETHICS & INSIDER TRADING POLICY

A. Regulatory Requirement and Compliance with Applicable Law

Guggenheim Investment Management, LLC (the “Adviser”) acts as a fiduciary and, as such, is entrusted to act in the best interests of all clients. As used herein, “client” shall refer to both individual clients (e.g., high net worth individuals, families or entities), registered investment funds (“Registered Funds”) and other pooled investment vehicles managed by the Adviser.

Accordingly, the Adviser has adopted this Code of Ethics & Insider Trading Policy (the
“Code”) to effectuate the purposes and objectives of the Investment Advisers Act of
1940, as amended (the “Advisers Act”), the Insider Trading and Securities Fraud
Enforcement Act of 1988 ("ITSFEA"), and in accordance with industry best practices.
All persons associated with the Adviser are obligated to understand and comply with their obligations under applicable law as described herein. Among other things, laws and regulations make clear that it is illegal to defraud clients in any manner, mislead clients by affirmative statement or by omitting a material fact that should be disclosed, or to engage in any manipulative conduct with respect to clients or the trading of securities.

B. Confidential Information

Certain persons associated with the Adviser may be in a position to know about client identities, investment objectives, funding levels, and future plans as well as information about the transactions that the Adviser executes on their behalf and the securities holdings in their accounts. All this information is considered confidential and must not be shared unless otherwise permitted.

C. Avoiding Conflicts of Interest

No person associated with the Adviser may take advantage of the knowledge or position to place his/her interests ahead of the Adviser’s clients. Different obligations may apply to different persons under this Code, but this duty includes an obligation not to improperly trade in personal investment accounts, as well as an obligation to maintain objectivity and independence in making decisions that impact the management of client assets. Access Persons (as defined Section II) must disclose all material facts, concerning any potential conflict of interest that may arise, to the Adviser’s Chief Compliance
Officer (“CCO”)[1], as appropriate.

D. Upholding the Spirit of the Code

The Code sets forth principles and standards of conduct, but it does not and cannot cover every possible scenario or circumstance. Each Access Person is expected to act in

[1]Any reference herein to the CCO shall mean the CCO or any other person designated by the CCO, including any member of the Guggenheim Partners, LLC’s Legal & Compliance Department (the “Legal & Compliance
Department”), to undertake such role or responsibility.

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accordance with the spirit of the Code and their fiduciary duty. Technical compliance with the Code is not sufficient if a particular action would violate the spirit of the Code.

II.	WHO IS SUBJECT TO THE CODE?

All employees are subject to the Code. However, based upon your role and responsibilities, you might be subject to certain requirements.

A. Employees, Officers and Directors

As a condition of employment, all employees, officers and directors (generally referred to as “Employees”) must read, understand and agree to comply with the Code. You have an obligation to seek guidance or take any other appropriate steps to make sure you understand your obligations under the Code. As a new employee of the Adviser, and on an annual basis, you are required to certify that you have read and understand the Code and agree to comply with its requirements set forth herein.

The following categories or sub-categories of persons covered under the Code have been designed to meet all necessary rule requirements under the Advisers Act:

1. “Access Person” includes any:

	a)	Director, officer, manager, principal and partner of the Adviser (or other persons occupying a similar status or performing similar functions);

	b)	Employee of the Adviser;

	c)	Other person who provides advice on behalf of the Adviser or is subject to the Adviser’s supervision and control;

	d)	Any person who has access to nonpublic information regarding any of the
Adviser’s client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account the Adviser or its affiliates manage or any fund which is advised or sub-advised by the Adviser
(or certain affiliates, where applicable);

	e)	Any person who has the power to exercise a controlling influence over the management and policies of Adviser and who obtains information concerning recommendations made to a client account with regard to the purchase or sale of a security; or

	f)	Any person deemed to be an Access Person by the CCO.

2. “Investment Person” means any Access Person who:

	a)	Makes recommendations or investment decisions on behalf of the Adviser;

	b)	In connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of a client;

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		c)	Obtains information concerning recommendations made regarding the purchase or sale of securities on behalf of a client;

		d)	Otherwise exercises Investment Control [2] over client accounts;

		e)	Is a senior managing director, managing partner or other senior officer of the
Adviser; or

		f)	Any Access Person who is deemed an Investment Person by the CCO.

B.		Temporary Employees

The CCO shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered an Access Person, Investment Person or neither. Such determination shall be made based upon on an application of the criteria provided above.

III.		WHO ADMINISTERS THE CODE?

A. Chief Compliance Officer

1	.	Responsibilities: The CCO is responsible for administering the Code.

2	.	Reporting of Violations: If an Access Person becomes aware of a violation of this
Code or a violation of applicable law, the Access Person has an obligation to report the matter promptly to the CCO.

3	.	Review of Violations: The CCO will review all violations of the Code and oversee any appropriate investigation and subsequent response. As the designee of senior management, the CCO shall have the right to make final and binding interpretations of the Code and may grant, using his/her discretion, exceptions to certain of the above restrictions.

(a) No employee, who in good faith reports a violation of this Code, shall suffer harassment, retaliation or adverse employment consequences.

(b) An employee who retaliates against someone who has reported a violation in good faith is subject to disciplinary action. Alternatively, the Adviser will treat any malicious or knowingly false report of a violation to be a serious offence and may discipline the employee making such a report.

4	.	Review of CCO’s Compliance with Code: A member of senior management of the
Adviser or any other person designated (e.g., a member of the Legal & Compliance
Department), who may or may not be an employee of the Adviser, is responsible for reviewing the CCO's personal trading reports and annual Code’s certifications required under the Code. If the CCO is in violation of the Code, senior management will impose the appropriate sanction(s).

[2] Investment Control shall mean the direct or indirect power to exercise controlling influence over investment decisions. This includes any arrangement where the Access Person serves as an agent, executor, trustee or in another similar capacity.

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5	.	Sanctions: For violations of this Code, sanctions may be imposed as deemed appropriate by the CCO and as applicable in coordination with senior management, including, among other things, sale of an open position and disgorgement of profits realized from a prohibited transaction under the Code, a letter of censure or suspension or termination of the employment of the employee. A pattern of violations that individually do not violate the law, but which taken together demonstrate a lack of respect for the Code, may result in disciplinary action, including termination of employment.

6	.	Employee Cooperation: Employees are encouraged to share questions, concerns, suggestions or complaints with management of the Adviser, the CCO or other members of the Legal & Compliance Department. Reports of violations or suspected violations will be kept confidential to the extent possible, but consistent with the need to conduct an adequate investigation.

B.		Financial Tracking Technology, LLC (“FTT”)

1	.	Use of FTT: The Adviser has implemented an automated system, FTT, to manage the
Code’s reporting obligations. All Access Persons are required to use the system.

(a) All required Code reporting requirements are to be completed through
FTT (including personal security transactions covered by the Code, disciplinary disclosures, outside business affiliations, private transactions, board memberships, and gifts and entertainment reporting).

(b) At the time of hire, the CCO shall provide all Access Persons with login information and instructions for using FTT.

2	.	Electronic Reporting: All quarterly personal securities transaction reporting and annual holdings reporting will be completed electronically, unless given an exception by the CCO. In order for duplicate brokerage statements to be sent directly to FTT or for electronic feeds to be established, Access Persons may need to provide appropriate authorization to his/her broker.

IV.		FIDUCIARY DUTY TO CLIENTS

A. Avoiding Conflicts

As a fiduciary for the Adviser’s clients, including all the funds the Adviser advises or sub-advises, Access Persons have an obligation to act in clients’ best interests. Access
Persons must scrupulously avoid serving their personal interests ahead of the interest of clients. That includes making sure that client interests come first and avoiding any potential or actual conflicts of interest. That fiduciary duty extends to all aspects of the business. Conflicts and potential conflicts can arise in a variety of situations. This obligation extends to avoiding potential conflicts between client accounts as well. One client’s interests may not be favored over the interests of another.

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B. Confidentiality and Safeguarding Information

Unless otherwise permitted, information regarding clients or their accounts may not be shared with persons outside of the Adviser, such as vendors, family members, or market participants. In particular, information regarding the trading intentions of clients or the
Adviser on behalf of its clients may not be shared. Access Persons may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information. This information may not be communicated in any manner to benefit the Access Persons or other persons.

C. Avoiding Front-running

Front-running or engaging in conduct that may be construed as front-running is strictly prohibited under this Code. Such conduct generally involves an Access Person purchasing or selling a Covered Security for his/her own account(s) on the basis of trading plans or actual trading positions of the Adviser’s client account(s) over which the
Access Person has Investment Control and when the Access Person knows that such order is likely to materially change a price received by a client or move a market to the benefit of the Access Person and detriment of the client. Proprietary, Access Person, and discretionary accounts will be monitored for front-running.

V.	REPORTING OF PERSONAL TRADING

A. Which Investment Accounts Do Access Persons Need to Report?

1. Report any of the following investment accounts:

(a) The Access Person has Beneficial Ownership[3] over an investment account.
(b) Any investment account with a broker-dealer or bank over which the Access
Person has investment decision-making authority (including accounts that the
Access Person is named on, such as being a guardian, executor or trustee, as well as accounts that Access Person is not named on such as an account owned by another person but for which the Access Person has been granted trading authority).
(c) Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which the Access Person has a direct or indirect interest through any formal or informal understanding or agreement.
(d) Any college savings account in which the Access Person holds securities issued under Section 529 of the Internal Revenue Code and in which the Access Person has a direct or indirect interest.
(e) Any account in which the Access Person’s Immediate Family[4] is the owner.
Access Persons are presumed to have investment decision-making authority for,

3A person has Beneficial Ownership if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary (financial) interest in a (i)
security or (ii) accounts which can hold securities, including but not limited to: individual, joint, partnership, custodial, trust, IRA, UGMA and KEOGH accounts. The determination of Beneficial Ownership is the responsibility of each Access Person; it is a fact-based decision.

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and therefore must report, any investment account of a member of their
Immediate Family if they live in the same household as them.
		(f)	Any other account that the CCO deems appropriate in light of the Access
Person’s interest or involvement.
2	.		Independently managed third party account reporting:

		(a)	If the existence of accounts over which the Access Person retains no Investment
Control and that are managed by an independent third party must be reported but are not subject to the trading restrictions of the Code, if:
(i) A copy of the discretionary account management agreement is provided to the CCO promptly upon establishment of the account;

(ii) The CCO finds no exceptions after his/her review of the discretionary account management agreement; and

(iii) The CCO is provided with an attestation from the Access Person’s discretionary money manager that such Access Person has no ability to exercise Investment Control or to place unsolicited trades with such manager unless, in the view of the CCO, the discretionary account management agreement (described in (i.) above) contains language to such effect.

B.		Required Initial Holdings Reports and Certifications

1	.	What information is required when you initially become subject to the Adviser’s
Code?

		(a)	Access Persons must report all of their investment accounts. (See Section V.A for more detail for which accounts must be reported.)
		(b)	The report must either include copies of statements or the name of the broker, dealer or bank, title on the account, security names, and the number of shares and principal amount of all holdings.
(i) If the Access Person’s brokerage firm provides automatic feeds to FTT, the
Adviser will obtain account information electronically, after the Access
Person has completed the appropriate authorizations as required by the brokerage firm.
(ii) If the brokerage firm does not provide automatic feeds to FTT, the CCO will arrange with the broker to send duplicate confirmations and statements directly to FTT, but the Access Person’s assistance may be required.
		(c)	All required account information must be reported within 10 calendar days from the date of hire or the date on which the Access Person becomes an employee of

[4] Immediate Family includes, but is not limited to, a spouse, child, grandchild, stepchild, parent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law. Access Person may rebut this presumption if they are able to provide the Adviser with satisfactory assurances that they have no material interest in the account and exercise no control over investment decisions made regarding the account. Access Persons should consult with the CCO for guidance regarding this process.

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the Adviser and the information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person.
(d)	Access Person must report any Outside Business Activities, in addition to completing a Personal Disciplinary History Form which covers the last ten (10)
years from the Access Person begin designated as an Access Person.
(e)	Access Person must complete a form certifying receipt of this Code.
(f)	All new Access Persons must maintain their personal brokerage accounts with one of the following brokerage firms: Charles Schwab, Merrill Lynch, Fidelity,
UBS, TD Ameritrade, or Morgan Stanley. Exceptions may be granted at the discretion of the CCO.
C. Required Quarterly Transaction Reports
What information is required on a quarterly basis?
(a)	Access Persons must report of all their quarterly transactions in Covered
Securities, in which they have a direct or indirect beneficial interest, within at least 30 calendar days after quarter end.
(i) What are “Covered Securities”? “Covered Securities” are securities as defined by the Advisers Act as any financial instrument related to a security, including:
	1.	Stock;
	2.	Note;
	3.	Treasury stock;
	4.	Security future;
	5.	Bond;
	6.	Debenture;
	7.	Evidence of indebtedness;
	8.	Future;
	9.	Investment contract;
10. Voting trust certificate;
11. Certificate of deposit for a security;
12. Option on any security or on any group or index of securities (e.g., put, call or straddle);
13. Exchange traded fund (ETF);
14. Limited partnership;
15. Certificate of interest or participation in any profit-sharing agreement;
16. Collateral-RIC certificate;
17. Fractional undivided interest in oil, gas or other mineral right;
18. Pre-organizational certificate or subscription;

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19. Transferable shares;
20. Foreign unit trust (i.e., UCIT) and foreign mutual fund;
21. Private investment fund, hedge fund (i.e., any offering that is exempt from registration under Section 4(2) or 4(6), Rules 504, 505 or 506 under the Securities Act of 1933, as amended)
22. Investment club;
23. Unit investment trusts (UIT);
24. Closed-end mutual funds;
25. Any 529 college savings plans or open-end mutual funds managed, advised or sub-advised by the Adviser or an affiliate as applicable; and
26. Any other instrument that is considered a “security” under applicable securities laws.
(ii) The term “Covered Securities” does not include: obligations of the US government, bank loans, banker’s acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments such as repurchase agreements, shares issued by unit investment trusts that are invested exclusively in one or more open end funds, none of which are reportable funds, or open-end mutual funds which the Adviser or its affiliate, as applicable, does not manage, advise or sub-advise.
(b)	From time to time, FTT may not receive all duplicate statements from brokers or may not receive them on a timely basis. In those cases, Access Person will be notified by the CCO and must provide copies of the statements to the CCO who will forward the information to FTT.
(c)	Access Person who do not maintain investment accounts or did not execute transactions in “Covered Securities,” will be required to confirm as so on FTT.
(d)	Subject to the requirement of Section VIII herein, Access Persons must report all gifts and entertainment from clients and business contacts received or given during the quarter.

D. Annual Holdings Reports and Certifications

What information is required on an annual basis?

(a)	Access Persons must provide a list of all Covered Securities in which they or their Immediate Family have a direct or indirect interest, including those not held in an account at a broker-dealer or bank. The list must include the title, number of shares and principal amount of each covered security. Access
Persons must report the account number, account name and financial institution for each investment account with a broker-dealer or bank for which they are required to report.
(b)	The Access Persons must report all accounts and holdings as of December 31 within 30 calendar days via FTT.

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(c) Access Persons must also certify annually that they have complied with the requirements and have disclosed all holdings required to be disclosed pursuant to the requirements of this Code.
(d) Access Person must report all the Outside Business Activities in which the
Access Person was engaged as of December 31, in addition to completing a
Personal Disciplinary History Form and Annual Certification of the Code.

E.		New Investment Accounts

Upon opening a reportable account or obtaining an interest in an account that requires reporting, the account must be reported within 30 calendar days after the end of the quarter which the investment account was opened. The account must be reported to the
CCO via FTT along with the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which interest or authority that requires the account to be reported was gained) and the date reported.

If the brokerage firm does not provide automatic feeds to FTT, the CCO will arrange with the brokerage firm to send duplicate confirmations and statements directly to FTT, assistance may be required.

VI.		PRE-CLEARANCE FOR PERSONAL TRADING

A. What Trades Must Be Pre-Cleared?

1	.	Covered Securities: Unless excluded below, you must pre-clear trades in Covered
Securities. Pre-clearance serves to verify the trade does not conflict with any securities included on the Adviser’s Restricted List, among other things. See Section
V.C(1)(a)(i) above for the full list.

B.		What Trades are Not Required to be Pre-Cleared?

1	.	Government Securities: Trades in any direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements are not required to be pre-cleared.

2	.	Money Market Funds: Trades in any investment company or fund that is a money market fund are not required to be pre-cleared.

3	.	Open-End Registered Funds: Trades in open-end mutual funds that are not advised or sub-advised by the Adviser are not required to be pre-cleared.

4	.	No Knowledge: Securities transactions where no knowledge of the transaction exists before it is completed. For example, a transaction effected by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club, when the Access Person is neither consulted nor advised of the trade before it is executed are not required to be pre-cleared.

5	.	Certain Corporate Actions: Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations,

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spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be pre-cleared.

6.	529		College Savings Plans Not Advised or Sub-Advised by the Adviser: Any
transaction in units of a college savings plan established under Section 529 of the
Internal Revenue Code, unless the underlying investment includes open-end
Registered Funds advised or sub-advised by the Adviser.

7.	Miscellaneous: Any transaction in any other securities as the CCO may designate.

C. How Does the Pre-Clearance Process Work?

1.	Pre-Clearance Request Form: Log on to FTT, complete the online pre-clearance form, and electronically submit the request.

2.	Approval or Denial: Approval of the proposed trade may automatically be generated so long as the trade is not currently listed on applicable restricted lists or does not require additional review or authorization by the CCO or senior management.

VII.	TRADING RESTRICTIONS

A. For All Trading

In addition to reporting and pre-clearance obligations, the Code also includes restrictions regarding the manner in which Covered Securities may be traded and held in any reportable investment accounts. (Section V.A of this Code of Ethics describes which accounts must be reported.)

Regardless of whether a transaction is specifically prohibited in this Code, no person subject to this Code may engage in any personal securities transactions that (i) impact their ability to carry out their assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest. Access Persons are prohibited from the following under any circumstances:

	1	.	Market Manipulation: Securities transactions may not be executed with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.

	2.		Trading on Inside Information: Transactions (e.g., purchases or sales) of any security cannot be made if in possession of material non-public information about the security or the issuer of the security. (Please also refer to Section XV on
Insider Trading.)

	3.		Front-running: No Access Person may trade ahead of a client transaction.

B.	Excessive Trading in Reportable Accounts

Access Persons may not engage in excessive personal trading, as may be set forth by the
CCO, senior management, or as stated in the Adviser’s policies as applicable.

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C. Holding Periods

1. Registered Funds: Holding periods apply for any registered funds advised or sub-
advised by the Adviser or affiliate, as applicable.

(a) After purchase in an account of a closed-end mutual fund advised or sub-
advised by the Adviser or affiliate, Investment Persons must hold that security in that account for at least 60 calendar days from the date of purchase.
(b) This limitation also applies to any purchase or sales in an Investment
Person’s individual retirement account, 401(k), deferred compensation plan, or any similar retirement plan or investment account for their or their
Immediate Family.

VIII. GIFTS & ENTERTAINMENT

A. No Solicitation

Access Persons may be offered or may receive gifts and entertainment such as hosted dinners or other events from persons who are personally in a position to do or potentially to do business with the Adviser such as clients, consultants, vendors or other business contacts (generally know as “business contacts”). However, Access Person may not solicit gifts or entertainment or anything of value from a business contact.

B. Quarterly Reporting Required For Gifts and Entertainment Over De Minimis
Value

Access Persons may only accept appropriate and reasonable gifts and entertainment. The de minimis value for reporting gifts or entertainment is limited to $50[5] or less for each individual gift or entertainment. Access Persons are required to report all given or received gifts and entertainment above the de minimis amount on a quarterly basis via
FTT. The CCO will review all gifts and entertainment forms.

C. No Cash or Cash Equivalents

In no case, may a gift be in the form of cash or cash equivalents (e.g., gift certificates, gift cards).

D. Exceptions to Reporting

Food gift baskets or other items that are sent to be shared with multiple employees are not required to be reported.

IX.	OUTSIDE AFFILIATIONS
Any Access Person who is employed by, accepts any remuneration from, or performs any services for any person or entity, including serving as a director of a public or private company, trustee or general partner of a partnership, other than the Adviser or any

[5] The value of the gift or entertainment must be a reasonable estimate by the Access Person if the exact value of the gift or entertainment is not known.

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affiliate of the Adviser (or in these capacities, e.g., director or partner, in a non-profit corporation), must complete the Pre-Clearance of Outside Business Activity
Questionnaire posted on FTT.

From time to time, in the course of the employee’s responsibilities, employees may be requested to serve on the board of directors of a company in which the Adviser’s clients or its affiliates have an interest. While such service as a director does not require pre-
clearance, it does require notification to the CCO on the Annual Certification of Outside
Business Activities Form via FTT.

The CCO may require specific information to verify no conflict of interest exists between the outside affiliation and the Adviser’s activities and the Access Person’s role at the
Adviser. If authorized to engage in the outside affiliation or business activity, appropriate safeguards and procedures may be implemented to prevent potential conflicts of interest.

In no event should any Access Person have any outside employment that might cause embarrassment to, or jeopardize the interests of the Adviser, interfere with its operations, or adversely affect his or her productivity or that of other employees.

X.	POLITICAL CONTRIBUTIONS
All political activities of employees must be kept separate from employment and expenses may not be charged to the Adviser. Employees may not use Adviser facilities for political campaign purposes.

Employees are prohibited from making such political contributions on behalf of the
Adviser or individually in their capacity as an employee. However, employees may make their own individual contributions to candidates for federal, state, and local offices, as permitted by law and subject to provisions of this Code and the Compliance Program, as long as the purpose of the contribution is not to “pay to play” and such political contribution is pre-cleared by the Legal & Compliance Department.

After the request has been reviewed the employee will receive an electronic confirmation that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.

Except as permitted below, employees are prohibited from contributing to, or soliciting contributions for, state and local office and state and local political action committees.
Contributions and solicitations to state and local political party committees also fall under this ban. Subject to federal contribution limits and the pre-clearance process, an employee may contribute to federal candidates (that are not currently state or local officeholders), federal political party committees and federal political actions committees (that are accompanied by a letter confirming that the contribution will not be used for state or local candidates).

Subject to the pre-clearance process above, in certain limited situations, de minimus contributions for state and local candidates are permitted subject to the restrictions below:

a. Contributions to state and local candidates are prohibited if the employee is not entitled to vote for the candidate.

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b. Contributions to and solicitations for state and local candidates where an employee is entitled to vote are subject to the following restrictions:

i. Requests to make a contribution to any state or local candidate must be submitted to the Legal & Compliance Department for prior approval. Pre-
approval requests must be made via Guggenheim Partners’ dedicated and secure e-mail, politicalcontributions@guggenheimpartners.com, and include the name of the candidate, office for which candidate is running, amount contributed, date of contribution, and name of the person making the contribution.

ii. Contributions to candidates in the following states are prohibited:
Connecticut, Florida, Illinois, Kentucky, Louisiana, Maryland, Missouri, New
Mexico, Pennsylvania, Rhode Island, Texas and Vermont.

iii. Contributions to state candidates in California and Virginia must receive prior approval from Chief Legal Officer of Senior General Counsel.

iv. Contributions to candidates in all other states are limited to $250 per election where the employee is entitled to vote for the candidate.

Spouses and dependent children may make contributions subject to the restrictions below as long as the decision to contribute is made independently of the employee. In other words, the spouse or dependent child must have the ability to sign the check and have full authority on how the funds in the account are spent (the employee may not sign the check). Where permitted by this policy, all contributions must in compliance with applicable contribution limits.

a. Requests to make a contribution to any state or local candidate must be submitted to the Legal & Compliance Department by the employee for prior approval. Pre-approval requests must be made via Guggenheim Partners’
dedicated, secure e-mail, politicalcontributions@guggenheimpartners.com, and include the name of the candidate, office for which candidate is running, amount contributed, date of contribution, and name of the person making the contribution.
The employee will be provided an electronic confirmation that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.

b. Contributions to state candidates, political action committees and political party committees are prohibited in Connecticut, Illinois, Kentucky, Pennsylvania and
Rhode Island.

c. Contributions to state candidates, political action committees and political party committees are subject to limits as explained below:

i. New Jersey – limit $300 per election per committee; and

ii. Ohio – limit $1,000 in the aggregate during two calendar years to candidate committees.

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XI.	ANNUAL REVIEW
The CCO will review the adequacy of the policies and procedures contained in this Code and the effectiveness of its implementation on an annual basis. This review will consider any changes in the business activity of the Adviser and any changes to the Advisers Act or applicable regulations that might suggest a need to revise the policies and procedures contained herein. In addition, the CCO will consider the need for interim reviews in response to significant compliance events, changes in business arrangements or regulatory developments.

XII. RETENTION OF RECORDS
This Code, as updated from time to time, acknowledgements of receipt of a copy of this
Code by each Access Person, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person each memorandum made by the Legal & Compliance Department hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the
Adviser as required under the Advisers Act for a period of not less than 5 years.

The CCO will use his/her best efforts to assure that all requests for pre-clearance, all personal securities transaction reports and all reports of securities holdings are treated
"Personal and Confidential." However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within the Adviser and its affiliates as are necessary to evaluate compliance with, or sanctions under, this Code.

XIII. SANCTIONS
This Code is designed to facilitate compliance with applicable laws and to reinforce the
Adviser’s reputation for integrity in the conduct of their businesses.

Upon discovering a violation of this Code, sanctions may be imposed as deemed appropriate, including, among other things, disgorgement of profits, a letter of censure, or suspension or termination of the employment of the violator.

An incidental failure to comply with the Code is not necessarily a violation of law or the
Adviser’s policies. Isolated or inadvertent violations of the Code not resulting in a violation of the law will be referred by the CCO to senior management of the Adviser and disciplinary action commensurate with the violation, if warranted, will be imposed.

XIV. INTERPRETATIONS AND EXCEPTIONS
The CCO shall have the right to make final and binding interpretations of the Code and may grant, using its discretion, exceptions to certain of the prohibited transactions as described in this Code. Any memorandum created regarding the granting of any such exceptions will be retained. Each Access Person must obtain approval from the CCO before taking any action regarding such an exception.

A member of senior management of the Adviser or any other person designated (who may or may not be an employee of the Adviser) is responsible for reviewing the CCO's personal trading reports required under the Code. If the CCO is in violation of the Code, senior management of the Adviser will impose the appropriate sanction(s).

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XV. INSIDER TRADING POLICY

A. Policy Statement on Insider Trading

Section 204A of the Advisers Act requires the Adviser to establish, maintain, and enforce written procedures reasonably designed to prevent the wrongful use of “inside”
information (as defined below).

The Adviser shall prohibit any Employee from trading, either personally or on behalf of others, or recommending securities, while in possession of material, non-public information in violation of applicable laws and regulations. This unlawful conduct is frequently referred to as "insider trading."

The Adviser’s policy extends to external activities and outside duties related to employees’ association with the Adviser. Any questions regarding the Adviser’s insider trading policy and procedures should be referred to the CCO.

Adherence to this Insider Trading Policy and Procedures is a basic condition of employment or association with the Adviser. Failure to comply with these policies and procedures is ground for disciplinary action, including discharge, of such employee.

B. In General – Inside Information

“Inside” Information. “Inside” information is material, nonpublic information. The courts and regulatory authorities have broadly construed what constitutes “inside”
information. Generally speaking, information is “material” if it has “market significance” in the sense that it is likely to influence reasonable investors, including reasonable speculative investors, in determining whether to trade the securities to which the information relates. For example, information is likely to be “material” if it relates to significant changes affecting such matters as dividends; earnings estimates; write downs of assets or additions to reserves for bad debts or contingent liabilities; the expansion or curtailment of operations; proposals or agreements involving a merger, acquisition, divestiture or leveraged buy-out; new products or discoveries; major litigation; liquidity problems; extraordinary management developments; public offerings; changes of debt ratings; issuer tender offers; and recapitalizations. Given the potentially severe consequences to the Adviser and its personnel of a wrong decision, any person who is uncertain as to whether any information he or she possesses is “inside” information must contact the CCO for guidance, rather than solely relying on his or her own judgment or interpretation.

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of material and nonpublic, or “inside,” information. The
Adviser’s policy requires stringent avoidance of the misuse of inside information.

The misuse of material, nonpublic or “inside” information constitutes fraud; a term broadly defined under the securities laws.

Fraudulent misuse of “inside” information includes purchasing or selling securities on the basis of such information for the account of the firm, an employee, a client, or anyone else. Fraudulent misuse also includes “tipping” such information to anyone, or using it as

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a basis for recommending, by way of a research report or otherwise, the purchase or sale of a security.

Persons guilty of fraudulently misusing “inside” information are subject to civil and criminal penalties (including imprisonment), SEC administrative actions, and dismissal by an Adviser.

C. Prohibiting Misuse of Inside Information

Those in possession of “inside” information must preserve the confidentiality of such information and abstain from trading until the inside information is disclosed and made public. It is fundamental policy of the Adviser that:

·	No Adviser employee, while in possession of inside information relevant to a security, shall purchase or sell, or recommend or direct the purchase or sale of, such security for the account of the Adviser, an employee, a client, or anyone else.

·	No employee shall use inside information to purchase or sell securities for his or her own account, any account in which he or she has a direct or indirect beneficial interest (including accounts for family members), or any other account over which the employee has discretionary authority or a power of attorney.

·	No employee shall disclose “inside” information to any person outside the firm without the authorization of the CCO or senior management.

·	Any employee who, in the course of his or her employment, obtains “inside”
information that is later disclosed to the general public must allow sufficient time to elapse for the investing public to assimilate and evaluate the information before taking any action for his or her personal account on the basis of the disclosed facts.

D. General Guidelines

To maintain that material, non-public information is not misused, it is imperative that the flow of such information be limited so that only those people within the Adviser with a
“need to know” are given such information.

Routine communications between departments which are not transaction or issuer specific, such as general observations about industries and issuers within those industries, and which would not affect a person’s investment decision about a specific security, are not prohibited. If you have any question as to whether information is routine, however, please contact the CCO.

E.	Maintenance of Restricted List

The Restricted List is a list of issuers in which an Adviser’s employees are restricted from trading. Issuers may be added to the Restricted List in the event that the Adviser or certain of its employees have actual possession of material non-public information about a company or transaction. Securities will be added to the list in the following circumstances:

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·	Where there is a concentration of ownership in a security and the Adviser’s clients already own a substantial portion of the publicly held outstanding shares; or

·	When an Adviser comes into possession of material, non-public information about a public company, such as business plans, earnings projections, or merger and acquisition plans.

·	When Adviser or any Adviser employee recommends an equity security, or has access to information relating to such a recommendation, for any UIT sponsored by
Adviser or an affiliate of Adviser or any ETF advised or sub-advised by Adviser or an affiliate of Adviser.

On a regular basis, the CCO will consult with senior members of the Adviser to determine whether an issuer should be added or removed from the restricted list as necessary.

In the event an employee of the Adviser determines that a security should be added to the
Restricted List, such employee will notify the GIM Legal Department. If after consultation with the employee, the GIM Legal Department determines that the issuer should be added; the GIM Legal Department will update the Restricted List and send it to the CCO who will take appropriate action as it pertains to restricting the security for trading in client accounts managed by the Adviser.

Securities will be removed from the Restricted List when the transaction, event or situation that caused the security to be placed on the list has been completed, is finished or no longer exists.

The Adviser will maintain all records relating to the Restricted List. A written record must be kept indicating the date a security was added to or deleted from the Restricted
List.

In the event the Adviser, or its employees, is not in possession of material non-public information, then the Adviser will not be required to maintain a Restricted List.

F.	Review of Trading

The CCO will review, at least quarterly, the trading activity of the Adviser’s Access
Persons. A record of such review will be maintained by the CCO.

G. Investigations

The CCO will investigate questionable, anomalous, or suspicious trades, whether discovered through scheduled reviews of exception reports or any other way. The scope and extent of any particular inquiry will be determined by the nature of the trade in question. The relevant employee or client may be contacted by the CCO for an explanation as to the trade in question. An investigation record will be kept by the CCO.
The record will contain, at a minimum, the following:

(i)	The name of the security;
(ii)	The date the investigation commenced;

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(iii)	An identification of the accounts involved; and
(iv)	A summary of the disposition of the investigation.

H. Procedures for the Adviser’s Policy Against Insider Trading

The following procedures have been established to aid the employees of the Adviser in avoiding insider trading, and to aid the Adviser in preventing, detecting, and imposing sanctions against insider trading. Each employee of the Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures you should consult with the CCO.

1.	Identifying “Inside” Information

Before trading for yourself, or others, in the securities of a company about which you may have potential “inside” information, ask yourself the following questions:

Is the information material? Is this something an investor would consider important in making his or her investment decision? Will the market price of the securities be substantially affected if the information was generally disclosed?

Is the information nonpublic? To whom has it been provided? Has it been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps.

(i)	Do not purchase or sell the securities on behalf of yourself or others;

(ii)	Report the matter immediately to the CCO or GIM Legal Department; and

(iii)	Do not communicate the information inside or outside an Adviser, other than to the CCO or the GIM Legal Department.

After the CCO or GIM Legal Department has reviewed the issue, you either will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade or communicate the information.

2.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including associates, except as referred to above. In addition, take care that such information is secure by sealing files and restricting access to computer files containing nonpublic information.

3.	Resolving Issues Concerning Insider Trading

If doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the procedures, or as to the

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propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

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